Exhibit 99.1

PVH Corp. Appoints Jesper Andersen to Its Board of Directors

NEW YORK--(BUSINESS WIRE)--November 13, 2024-- PVH Corp. [NYSE: PVH] today announced the appointment of Jesper Andersen, Executive Vice President and Chief Financial Officer of the LEGO Group, to its Board of Directors, effective immediately. He has also been appointed to the Board’s Audit and Risk Management Committee.

Stefan Larsson, PVH Chief Executive Officer, said, “Jesper is a seasoned global leader with deep experience driving sustainable, brand-accretive growth at one of the most iconic, high-performing consumer brands in the world. Jesper’s very strong financial acumen, omnichannel experience and data-driven approach make him an excellent addition to our Board of Directors as we pursue our vision to build Calvin Klein and Tommy Hilfiger into two of the most desirable lifestyle brands in the world.”

Andersen was named Chief Financial Officer of the LEGO Group in October 2020. He has played a critical role in the LEGO Group’s growth over the last four years, including identifying new opportunities to expand the relevance and reach of the portfolio. Andersen brings more than 25 years of global leadership experience at other major consumer brands, having served as Chief Financial Officer at Upfield and Beiersdorf, as well as two decades in finance leadership roles at Colgate-Palmolive in Europe, Asia and North America.

“Jesper’s strong performance track record driving strategic growth for global consumer brands will play an important role as we navigate PVH’s next growth chapter,” said Michael Calbert, PVH Board Chair. “We are thrilled to welcome Jesper to the Board of Directors as we build brand desirability around the world and create long-term value for our stakeholders.”

“It is an honor to join PVH’s Board of Directors at such an exciting time for the company,” said Andersen. “I have long admired its two iconic brands and look forward to working closely with the Board, Stefan and the entire management team to drive the next level of PVH+ Plan execution.”

For more information about PVH Corp.'s Board of Directors and corporate governance practices, visit https://www.pvh.com/investor-relations/governance.

About PVH Corp.

PVH is one of the world’s largest fashion companies, connecting with consumers in over 40 countries. Our global iconic brands include Calvin Klein and TOMMY HILFIGER. Our 140-plus-year history is built on the strength of our brands, our team and our commitment to drive fashion forward for good. That’s the Power of Us. That’s the Power of PVH.

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Investor Contact:
Sheryl Freeman
InvestorRelations@pvh.com

Media Contact:
Alison Rappaport
Communications@pvh.com

Source: PVH Corp.